Exhibit 10.1

EXECUTIVE EMPLOYMENT AGREEMENT
DATED AS OF SEPTEMBER 2, 2016
BETWEEN
COMMAND CENTER, INC.
AND
COLETTE C. PIEPER

EXECUTIVE EMPLOYMENT AGREEMENT
This EXECUTIVE EMPLOYMENT AGREEMENT (the “Agreement”) made this 2nd day of September, 2016, by and between COMMAND CENTER, INC., a Washington corporation (hereinafter called “Company”) and COLETTE C. PIEPER, an individual (hereinafter called “Executive”).
RECITALS
Company desires to employ Executive and Executive desires to accept such employment, all on the terms and conditions hereinafter set forth.
AGREEMENT
NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants set forth in this Agreement, the parties hereto agree as follows:
1. Employment.
Subject to the terms and conditions of this Agreement and effective as of the Effective Date, Company hereby employs Executive, and Executive hereby accepts such employment, as the Chief Financial Officer of Company and in such other capacities and for such other duties and services as will from time to time be mutually agreed upon by Company and Executive, consistent with the position of the Chief Financial Officer and reporting directly to the President and Chief Executive Officer. The Effective Date shall be September 2, 2016 or the date upon which this Executive Employment Agreement has been fully executed and delivered by both Executive and Company, whichever is later.
2. Full Time Occupation.
Executive will devote Executive's entire business time, attention, and efforts as reasonably necessary to the performance of Executive's duties under this Agreement, and will serve Company faithfully and diligently and, except as may be specifically allowed by the Board of Directors, will not engage in any other employment while employed by Company.
3. Compensation.
(a) Salary.
During the Employment Period (as defined herein), Company will pay to Executive, as full compensation for the services rendered by Executive, a base salary at a rate of $185,000 per annum (“Base Salary”). Beginning on January 1, 2017, the Base Salary will increase to $200,000 per annum. Company will pay the Base Salary in accordance with Company's established payroll procedures. Payments will be made in bi-weekly installments, or in such other periodic installments upon which Company and Executive will mutually agree.

(b) 2016 Bonus Eligibility. For the remainder of 2016, Executive shall be eligible for a bonus opportunity of up to $20,000, upon satisfactory attainment of goals established for the following four items, with a maximum bonus opportunity of $5,000 for each item:
(i) Understanding the Company’s cash flow and the preparation of cash flow statements;
(ii) Control over accounts receivable and collections, ensuring that all invoicing is current and that collection of accounts is in line with expectations;
(iii) Improvement in the process and the time required for the monthly closing of the books; and
(iv) Improvement in the process and the timing of the quarterly reporting on Forms 10-Q.
Executive shall propose to the CEO more specific criteria for attainment of these goals. The CEO shall determine in his sole discretion, to be exercised in a reasonable manner, whether each of these goals have been met.
(c) Executive Bonus Plan.
Beginning in 2017, in addition to the Base Salary, Executive will be eligible for annual incentive bonus compensation (the “Annual Bonus”) pursuant to the Executive Bonus Plan as then approved by the Compensation Committee of the Board of Directors. The bonus plan will be based on performance metrics determined by the Compensation Committee at the beginning of each year. The annual bonus accrued, if any, in 2017 (and in later years) will be payable in the following year.

            (d) Withholding. The Company may withhold from any payments or benefits under this Agreement, all federal, state and local taxes as the Company is required to withhold pursuant to any law or governmental rule or regulation. Executive shall bear all expense of, and be solely responsible for, all federal, state and local taxes due with respect to any payment received hereunder.

4.           Stock Options and Stock.
(a)           Initial Stock Option Grant. Within a reasonable time following approval of a new stock incentive plan for the Company by its shareholders, Executive shall be awarded unvested options to acquire 500,000 shares of the Company’s common stock, $0.001 par value, at the exercise price equal to the closing price of the shares on the date of the award. The options shall vest in four equal annual installments of 125,000 options, beginning on the date of the award. If a new stock incentive plan has not been approved by the shareholders within six months after the Effective Date, then Executive and Company shall negotiate and document in an amendment to this Agreement an alternative compensation plan which provides an anticipated similar economic benefit to Executive as the options that otherwise would have been awarded pursuant to this paragraph.
 (b)           Number of Options Awarded. In the event of any change in the number of shares of stock outstanding by reason of any stock dividend or split, recapitalization, merger, consolidation, combination or exchange of shares or similar corporate change, the number of shares of stock to be optioned to Executive pursuant to Section 4(a) above will be appropriately adjusted.

(c)           Future Stock Option Grants. In the sole and absolute discretion of the Compensation Committee, Executive may become eligible for future option awards on such terms and conditions as the Committee directs.
5.           Relocation Expenses.
For a period of up to eight months following the Effective Date or until Executive’s home in Texas is sold, whichever occurs sooner, Company will pay the Executive’s cost of temporary housing in the Denver area, not to exceed $3,000 per month. Company shall provide additional reasonable and customary relocation assistance, including reimbursement for costs for moving household furnishings and belongings, closing costs related to the sale of her current home in Texas and closing costs on the purchase of a new home in the Denver area. If payments for or reimbursements to Executive under this Section 5 are reportable as taxable income by Executive, the payment by Company shall be grossed up to take into account the income tax impact.
6.           Other Benefits.
(a)           Reimbursement. During the Employment Period, Company will reimburse Executive for all travel and entertainment expenses and other ordinary and necessary business expenses incurred by Executive in connection with the business of Company and Executive's duties under this Agreement. The term “business expenses” will not include any item not deductible by Company for federal income tax purposes. To obtain reimbursement, Executive will submit to Company receipts, bills, or sales slips for the expenses incurred.
(b)           Professional Memberships and Continuing Professional Education. Company will pay for dues and fees required for any professional licenses maintained by Executive, membership in professional or industry associations, continuing education requirements associated with any professional license and conferences and seminars commonly attended by executives in similar companies.
(c)           Vacation. Executive will be entitled to four weeks paid vacation each year.
(d)           Other Benefits. During the Employment Period, Executive will be entitled to participate in any group insurance, pension, retirement, vacation, expense reimbursement, stock option, and other plans, programs, and benefits approved by the Compensation Committee and made available from time to time to executive employees of Company generally during the term of Executive's employment hereunder. The foregoing will not obligate Company to adopt or maintain any particular plan, program, or benefit.

7. Term of Employment.
(a) Employment Term.
The term of Executive's employment hereunder will commence on the Effective Date and will continue for a period of one year following the Effective Date, unless terminated by either party pursuant to the terms of this Agreement (such period and any extensions thereof, the “Employment Period”). The term of the Employment Period hereunder will automatically renew for a successive one-year term, unless terminated by either party giving written notice to the other not less than 30 days prior to the end of the then-current term or as otherwise set forth in this Agreement.
(b) Termination Under Certain Circumstances
. Notwithstanding anything to the contrary herein contained:
(i) Death. Executive's employment will be automatically terminated, without notice, effective upon the date of Executive's death.
(ii) Disability. If Executive will fail to perform any of Executive’s job duties under this Agreement as the result of illness or other incapacity, with or without reasonable accommodation, for a period of more than eight consecutive weeks, or for more than eight weeks within any six-month period, as determined by Company, Company may, at its option, and upon notice to Executive, terminate Executive's employment effective on the date of that notice.
(iii) Cause. Company may terminate Executive’s employment during the Employment Period for Cause. For purposes of this Agreement, “Cause” will mean any of the following:
(1) the failure of Executive to perform Executive’s duties pursuant to this Agreement to the objectively reasonable satisfaction of the Board of Directors, which remains uncured for 15 days after a written demand for performance is delivered to Executive by the Board of Directors or an executive officer of Company that specifically identifies the manner in which the Board of Directors or such executive officer believes that Executive has not performed Executive’s duties;
(2) Executive’s indictment for, or conviction of, a crime involving moral turpitude whether or not relating to Company;
(3) gross negligence or willful misconduct by Executive in the performance of her duties as an employee of Company;
(4) the association, directly or indirectly, of Executive, for her profit or financial benefit, with any person, firm, partnership, association, entity, or corporation that competes with Company;
(5) the disclosing or using of any material Confidential Information (as hereinafter defined) of Company at any time by Executive, except as required in connection with her duties to Company;

(6) the breach by Executive of her fiduciary duty or duty of trust to Company, including, but not limited to, the commission by Executive of an act of fraud or embezzlement against Company;
(7) chronic absenteeism;
(8) substance abuse;
(9) misconduct or dishonesty toward or involving Company, which misconduct or dishonesty is injurious to the Company, monetarily or otherwise; or
(10) any other material breach by Executive of any of the terms or provisions of this Agreement, which other material breach is not cured within ten business days of notice by the Company.

(iv) Change of Control. In the event of a Change of Control (as defined below), Company may, upon written notice to the Executive, terminate Executive’s employment by providing the Executive with 30 days' written notice after the effective date of the Change of Control. For the purposes of this Agreement, a “Change in Control” will be deemed to have occurred if and when:
(1) Tender Offer. A tender offer or exchange offer is made whereby the effect of such offer is to take over and control Company, and such offer is consummated for the equity securities of Company representing 50% or more of the combined voting power of Company’s then outstanding voting securities;
(2) Merger or Consolidation. The shareholders of Company approve a merger, consolidation, recapitalization, or reorganization of Company, or consummation of any such transaction if shareholder approval is not obtained, other than any such transaction that would result in at least 75% of the total voting power represented by the voting securities of the surviving entity outstanding immediately after such transaction being beneficially owned by the holders of outstanding voting securities of Company immediately prior to the transaction, with the voting power of each such continuing holder relative to other such continuing holders not substantially altered in the transaction; or
(3) Sale of Assets. The shareholders of Company approve an agreement for the sale or disposition by Company of all or substantially all of Company's assets to another person or entity, which is not a wholly owned subsidiary of Company.
(v) Without Cause
(1)           Executive may terminate the Employment Period at any time upon giving to Company written notice sixty days in advance of the proposed termination date.

(2)           Company may terminate the Employment Period at any time before the expiration of this Agreement without cause by giving to Executive written notice sixty days in advance of the proposed termination date.
(vi) Result of Termination of Employment Period.
(1) In the event of the termination of the Employment Period pursuant to Section 7(b)(iii) [Cause] or Section 7(b)(v)(1) [by Executive] above, Executive will receive no further compensation under this Agreement following the date of termination.
(2) In the event of the termination of the Employment Period pursuant to Section 7(b)(i) [Death] or 7(b)(ii) [Disability] above, Executive or Executive’s personal representative or estate will continue to receive Executive’s Base Salary during the six-month period following the date of termination and Executive’s stock and stock options granted under Section 4 shall become fully vested at the date of termination.
(3) In the event of the termination of the Employment Period pursuant to Section 7(b)(iv) [Change in Control] above or failure or refusal of a surviving or successor entity to assume all of the obligations of this Agreement, Executive will continue to receive her Base Salary and her Annual Bonus for the 12 month period following the date of termination and Executive’s stock and stock options granted under Section 4 shall become fully vested at the date of termination.
(4) In the event of termination or Executive’s resignation for Good Reason (as defined below) during the initial one year term of the Employment Period pursuant to Section 7(b)(v)(2) [Without Cause] above, Executive will continue to receive her Base Salary for the 12 month period following the date of termination or through the end of the then-current Employment Period, whichever is longer. In the event of termination during any subsequent one year term of the Employment Period pursuant to Section 7(b)(v)(2) [Without Cause] above, Executive will continue to receive her Base Salary for the 12 month period following the date of termination. “Good Reason” means any one or more of the following actions or occurrences which has not been corrected, ceased or altered within ten days of Company’s receipt of written notice from Executive: a. if Executive is subjected to a material decrease in duties or responsibilities and such new duties or responsibilities are inconsistent with Executive’s job title; b. Executive’s Base Salary is decreased; or c. the insolvency or the filing by company of a petition for bankruptcy, which petition is not dismissed within thirty days.
(5) Executive will continue to be bound by Sections 8 and 9 of this Agreement following termination of Executive’s employment on any basis set forth in this Section 7(b).

8. Competition and Confidential Information.
(a) Non-Competition. During the term of the Employment Period and for twelve months after the termination of the Employment Period , regardless of the reason therefor, or twelve months after the final payment of compensation by Company to Executive, whichever is later, Executive will not (whether directly or indirectly, as owner, principal, agent, stockholder, director, officer, manager, executive, partner, participant, or in any other capacity) engage or become financially interested in any competitive business conducted within the Restricted Territory or solicit, canvas, or accept, or authorize any other person, firm, or entity to solicit, canvas, or accept, from any customers of Company or its subsidiaries, any business within the Restricted Territory for Executive or for any other person, firm, or entity. As used herein, “customers of Company” will mean any persons, firms, or entities that purchased goods or services from Company during the Employment Period; “competitive business” will mean any business which sells or provides or attempts to sell or provide products or services the same as or substantially similar to the products or services sold or provided by Company or any of its subsidiaries; and the “Restricted Territory” will mean the United States or, in the alternative, in the event any reviewing court finds the United States to be overbroad or unenforceable, within 25 miles of any existing or proposed office location of Company.
(b) Confidential Information. Executive will maintain in strict secrecy all confidential or trade secret information relating to the business of Company or any of its subsidiaries (the “Confidential Information”) obtained by Executive in the course of Executive’s employment, and Executive will not, unless first authorized in writing by Company, disclose to, or use for Executive's benefit or for the benefit of any person, firm, or entity at any time either during or subsequent to the term of Executive's employment with Company, any Confidential Information, except as required in the performance of Executive's duties on behalf of Company. For purposes hereof, “Confidential Information” will include, without limitation, any trade secrets, knowledge, or information with respect to processes, procedures, plans, inventions, techniques, or know-how; any business methods or forms; any names or addresses of customers or data on customers or suppliers; and any business policies or other information relating to or dealing with the purchasing, sales, or distribution policies or practices of Company.
(c) Return of Books and Papers. Upon the termination of Executive's employment with Company for any reason, Executive will deliver promptly to Company all catalogues, manuals, memoranda, drawings, and specifications; all cost, pricing, and other financial data; all customer information; all other materials, whether written, printed or stored in any electronic media, which are the property of Company or any of its subsidiaries (and any copies of them); desktop or laptop computers, software, access cards, “passwords”, cellular phones, personal digital assistants and pagers; and all other materials which may contain Confidential Information relating to the business of Company or any of its subsidiaries (whether maintained in tangible, documentary form, computer memory or other electronic or digital format), which Executive may then have in Executive's possession whether prepared by Executive or not.
(d) Disclosure of Information. Executive will disclose promptly to Company, or its nominee, any and all ideas, designs, processes, and improvements of any kind relating to the business of Company or any of its subsidiaries, whether patentable or not, conceived or made by Executive, either alone or jointly with others, during working hours or otherwise, during the entire period of Executive's employment with Company, or within six months thereafter.

(e) Assignment. Executive hereby assigns to Company or its nominee, the entire right, title, and interest in and to all discoveries and improvements, whether patentable or not, which Executive may conceive or make during Executive's employment with Company, or within six months thereafter, and which relate to the business of Company or any of its subsidiaries. All copyrights, patents, trade secrets, or other intellectual property rights associated with any ideas, concepts, techniques, inventions, processes, or works of authorship developed or created by Executive during the Employment Period (collectively, the "Work Product") shall belong exclusively to Company and shall be considered a work made by Executive for hire within the meaning of Title 17 of the United States Code. To the extent the Work Product may not be considered work made for hire, Executive agrees to assign at the time of creation of the Work Product, without any requirement of further consideration, any right, title, or interest that Executive may have in such Work Product. Upon Company’s request, Executive will take such further actions, including execution and delivery of instruments of conveyance, as may be appropriate to give full and proper effect to such assignment.
(f) Equitable Relief. In the event a violation of any of the restrictions contained in this Section 8 is established, Company will be entitled to preliminary and permanent injunctive relief as well as damages and an equitable accounting of all earnings, profits, and other benefits arising from such violation, which right will be cumulative and in addition to any other rights or remedies to which Company may be entitled. In the event of a violation of any provision of this Section 8, the period for which those provisions would remain in effect will be extended for a period of time equal to that period beginning when such violation commenced and ending when the activities constituting such violation will have been finally terminated in good faith.
(g) Restrictions Separable. Each and every restriction set forth in this Section 8 is independent and severable from the others, and no such restriction will be rendered unenforceable by virtue of the fact that, for any reason, any other or others of them may be unenforceable in whole or in part.
(h) No Violation. The execution and delivery of this Agreement and the performance of Executive’s services contemplated hereby will not violate or result in a breach by Executive of, or constitute a default under, or conflict with: (i) any provision or restriction of any employment, consulting, or other similar agreement; (ii) any agreement by Executive with any third party not to compete with, solicit from, or otherwise disparage such third party; (iii) any provision or restriction of any agreement, contract, or instrument to which Executive is a party or by which Executive is bound; or (iv) any order, judgment, award, decree, law, rule, ordinance, or regulation or any other restriction of any kind or character to which Executive is subject or by which Executive is bound.
(i) Non-Disparagement. Executive agrees that she will make no statement, oral or written, and which, by itself, may significantly or substantially damage the reputation of the Company or any director, officer or employee of the Company.

9. Miscellaneous.
(a) Notices.
All notices, requests, demands, and other communications required or permitted under this Agreement will be in writing and will be deemed to have been duly given and received: if mailed by registered or certified mail, three business days after deposit in the United States mail, postage prepaid, return receipt requested; if hand delivered, upon delivery against receipt or upon refusal to accept the notice; or if delivered by a standard overnight courier, one business day after deposit with such courier, postage prepaid, in each case, addressed to such party at the address set forth below:
(i) If to Company:

Command Center, Inc.
3609 S Wadsworth Blvd., Suite 250
Lakewood, Colorado 80235
Attn: Bubba Sandford

With a copy to:
Ronald L Junck
Command Center, Inc.
3609 S Wadsworth Blvd., Suite 250
Lakewood, Colorado 80235

(ii) If to Executive:
Colette C. Pieper
9244 W. Finland Dr.
Littleton, Colorado 80127

Either party may change the address to which communications or copies are to be sent by giving notice of such change of address in conformity with the provisions of this Section 9(a) for the giving of notice.
(b) Waivers.
Neither any failure nor any delay on the part of either party to exercise any right, remedy, power, or privilege under this Agreement will operate as a waiver thereof, nor will any single or partial exercise of any right, remedy, power, or privilege preclude any other or further exercise of the same or of any other right, remedy, power, or privilege, nor will any waiver of any right, remedy, power, or privilege with respect to any occurrence be construed as a waiver of such right, remedy, power, or privilege with respect to any other occurrence.
(c) Controlling Law, Jurisdiction and Venue.
This Agreement and all questions relating to its validity, interpretation, performance, and enforcement will be governed by and construed in accordance with the laws of the State of Colorado, notwithstanding any Colorado or other conflict-of-interest provisions to the contrary. Executive agrees that any and all claims arising between the parties out of this agreement shall be controlled by the laws of the State of Colorado, as follows: any dispute, controversy arising out of, connected to, or relating to any matters herein of the transactions between Company and Executive, or this Agreement, which cannot be resolved by negotiation (including, without limitation, any dispute over the arbitrability of an issue), will be settled by binding arbitration in accordance with the J.A.M.S/ENDISPUTE Arbitration Rules and Procedures, as amended by this Agreement. Arbitration proceedings will be held in Denver, Colorado. Company and Executive agree the prevailing party on any action to enforce rights hereunder shall be entitled, in addition to any awarded damages, their costs and reasonable attorney's fees, whether at arbitration, or on appeal. The parties agree that this provision and the Arbitrator's authority to grant relief are subject to the United States Arbitration Act, 9 U.S.C. § 1 et seq. ("USAA") and the provisions of this Agreement. The parties agree that the arbitrator shall have no power or authority to make awards or issue orders of any kind except as expressly permitted by this Agreement, and in no event does the arbitrator have the authority to make any award that provides for punitive or exemplary damages. The award may be confirmed and enforced in any court of competent jurisdiction. All post-award proceedings will be governed by the USAA. Company and Executive irrevocably consent to the jurisdiction and venue of such arbitration and such courts.

(d) Binding Nature of Agreement.
This Agreement will be binding upon and inure to the benefit of the parties hereto and their respective heirs, personal representatives, successors, and assigns except that no party may assign or transfer such party's rights or obligations under this Agreement without the prior written consent of the other party.
(e) Execution in Counterparts.
This Agreement may be executed in any number of counterparts, each of which will be deemed to be an original as against any party whose signature appears thereon, and all of which will together constitute one and the same instrument. This Agreement will become binding when one or more counterparts hereof, individually or taken together, will bear the signatures of the parties reflected hereon as the signatories.
(f) Provisions Separable.
The provisions of this Agreement are independent of and separable from each other, and no provision will be affected or rendered invalid or unenforceable by virtue of the fact that for any reason any other or others of them may be invalid or unenforceable in whole or in part.
(g) Entire Agreement.
This Agreement contains the entire understanding between the parties hereto with respect to the subject matter hereof, and supersedes all prior and contemporaneous agreements and understandings, inducements, and conditions, express or implied, oral or written, except as herein contained. The express terms hereof control and supersede: (a) any course of performance and/or usage of the trade inconsistent with any of the terms hereof; and (b) any provision of any other plan or agreement maintained by Company for the benefit of its employees generally inconsistent with any of the terms hereof. This Agreement may not be modified or amended other than by an agreement in writing signed by the parties hereto.
(h) Paragraph Headings.
  The paragraph headings in this Agreement are for convenience only; they form no part of this Agreement and will not affect its interpretation.

(i) Gender.
Words used herein, regardless of the number and gender specifically used, will be deemed and construed to include any other number, singular or plural, and any other gender, masculine, feminine, or neuter, as the context requires.
(j) Number of Days.
In computing the number of days for purposes of this Agreement, all days will be counted, including Saturdays, Sundays, and holidays; provided, however, that if the final day of any time period falls on a Saturday, Sunday, or holiday, then the final day will be deemed to be the next day which is not a Saturday, Sunday, or holiday.
(k)           Third Party Beneficiaries. This Agreement shall not inure to the benefit of anyone other than Executive and Company and their successors and assigns. No third party may bring an action to enforce any term hereof and no third party beneficiary rights are created by this Agreement.
(l)           Non-Transferability. This is a personal agreement. None of the Executive’s rights, benefits, or interests hereunder may be subject to sale, anticipation, alienation, assignment, encumbrance, charge, pledge hypothecation, transfer, or set off in respect of any claim, debt, or obligation, or to execution, attachment, levy or similar process, or assignment by operation of law. Any attempt, voluntary or involuntary, to effect any such action shall be null, void, and of no effect.
IN WITNESS WHEREOF, the parties hereto have executed this Executive Employment Agreement as of the Effective Date.
COMMAND CENTER, INC., a Washington corporation
By: /s/ Frederick Sandford
Name: Frederick Sandford
Title: President and Chief Executive Officer
Date: Aug. 31, 2016

EXECUTIVE

/s/ Colette C. Pieper
Colette C. Pieper, an individual
Date: Aug. 31, 2016